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                                                                    Exhibit 10.2


                           INTERIM SERVICING AGREEMENT

                                  BY AND AMONG

                            THE BON-TON STORES, INC.

                                       AND

                             HSBC BANK NEVADA, N.A.

                            DATED AS OF JUNE 20, 2005

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                           INTERIM SERVICING AGREEMENT

This Interim Servicing Agreement (this "Agreement") is made and entered into as of June 20, 2005, by and among HSBC BANK NEVADA, N.A., a national banking association ("Bank"), and THE BON-TON STORES, INC. ("Servicer").

Servicer has entered into a Purchase and Sale Agreement with Bank dated June 20, 2005 (the "Purchase Agreement"), pursuant to which Servicer has agreed to sell and Bank has agreed to purchase the consumer private label credit card accounts and related receivables.

                            ARTICLE I -- DEFINITIONS

1.01 Certain Definitions. Capitalized terms contained in this Agreement that are not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Purchase Agreement.

1.02 Construction. Unless the context otherwise clearly indicates, words used in the singular include the plural and words used in the plural include the singular. The Recitals and the headings of Articles and Sections of this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect the meaning or interpretation of this Agreement.

                      ARTICLE II -- SERVICES AND PROCEDURES

2.01 Services after Closing Date.

(a) Subject to the terms of this Agreement the term of this Agreement shall commence on the Closing Date and terminate on November 1, 2005; provided, however, that the term of this Agreement may be pursuant to Section 2.06, terminated by Bank upon no less than fifteen days prior written notice to Servicer if Bank completes its conversion of the Accounts by a date prior to the termination date otherwise then in effect (the last day of the term of this Agreement is hereinafter referred to as the "Conversion Date"). During the term of this Agreement, Servicer shall provide, except as otherwise noted herein, directly, or indirectly through its Affiliates or third-party service providers, all of the services that were rendered prior to the Closing by Servicer in connection with the authorization, servicing, processing, collection and administration of the Account Portfolio Assets (the "Services"), including, without limitation, the Services specified in Exhibits 2.01 (a).

(b) Servicing Obligations after Closing Date. From and after the Closing Date, Servicer shall, in addition to the Services specified in Exhibit 2.01(a), also perform Services specified in Exhibit 2.01 (b).

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(c)   Servicing Obligations after Conversion Date. From and after the Conversion
      Date, Servicer shall have no obligations under this Agreement except as set forth in Sections 3.04 and 6.01 and Article VII.

2.02 Servicing Standards. Servicer or its Affiliates shall perform the Services in all material respects in accordance with the policies and procedures of Servicer relating to the Account Portfolio Assets ("Servicer's Policies and Procedures") and in substantially the same manner Servicer performed such services prior to the execution date hereof, with the exception of the additional Services set forth in Exhibit 2.01(b)(1), which Servicer shall perform in a commercially reasonable manner; provided, however, that Servicer shall answer telephone calls in accordance with the standards set forth in
Exhibit 2.01(b)(2) and further provided that notwithstanding anything to the contrary in this Agreement, Servicer shall have no liability for performing the Services in conformity with or pursuant to any request or direction of Bank, as long as such performance is done in a commercially reasonable manner, and Servicer may rely and shall be protected in acting or refraining from acting upon any statement, instrument, report, notice, request or document believed by it to be genuine and to have been signed or presented by the proper parties.

2.03 Reports by Servicer. Until the Conversion Date, Servicer shall prepare or cause to be prepared and transmit to Bank the following reports:

(a) a Daily Settlement Sheet, which Servicer shall deliver to Bank by 5:00 p.m., C.T., on the Business Day following the day covered by the report (in the form of Exhibit 2.03(i)); and

(b) the reports listed on Exhibit 2.03(ii), which Servicer shall deliver to Bank within the time frames specified in Exhibit 2.03(ii). Servicer shall provide copies of the Masterfile in tape form to Bank following the final billing cycle date in each month from the Closing Date to the Conversion Date on or before the fifth Business Day of the following calendar month. Servicer shall prepare or cause to be prepared and transmit to Bank such additional reports as Bank shall reasonably request and as are currently available from Servicer's accounts receivable system.

2.04 Servicer's Policies and Procedures and Manuals. Until the Conversion Date, Servicer shall make available for Bank's review Servicer's existing manuals in which the Servicer's Policies and Procedures are reflected.

2.05 Access to System and Premises.

(a) Subject to reasonable security and confidentiality procedures and the approval of the appropriate service provider, until the Conversion Date, and upon reasonable prior notice, Servicer will provide Bank, at Bank's sole expense, with:

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      (i)   reasonable access during normal business hours to the appropriate operating location of Servicer;

      (ii)  reasonable access to employees of Servicer providing Services; and

      (iii) reasonable access to all of Servicer's facilities, data, applicable software, records, files and Account Documentation relating to the Account Portfolio Assets; provided, however, that such access shall not unreasonably interfere with Servicer's normal operations.

(b) Until the Conversion Date and subject to reasonable security and confidentiality procedures, and upon reasonable prior notice, Servicer shall:

      (i) cause its personnel to provide Bank assistance and reasonable access during normal business hours to Servicer's premises in its investigation of such matters as Bank may reasonably request, provided, however, that such investigation shall be conducted in a manner which does not unreasonably interfere with Servicer's normal operations;

      (ii) subject to provisions of any applicable licensing agreements, provide Bank with reasonable access during normal business hours to, or screen prints of, the parameters utilized by the various operating systems currently in use by Servicer to manage the Accounts;

      (iii) Consult with Bank regarding material decisions in the transfer of Accounts.

2.06 Assistance with Conversion. Bank and Servicer shall cause the Conversion Date to occur as soon as practicable but no later than November 1, 2005 (the "Conversion Date"), unless such delay is outside the Bank's or Servicer's reasonable control. Both Bank and Servicer shall keep each other informed, on a regular basis, as to the progress of its conversion efforts. Upon Bank's reasonable request, Servicer shall provide to Bank, assistance in connection with conversion of the Accounts to the Bank's processing and servicing system; provided that such reasonable assistance does not interfere with Servicer's normal operations. In addition, Servicer agrees that it shall provide in a timely fashion such deconversion tapes and other materials necessary for deconversion from its system to the Bank's processing and servicing system. The form and format of such deconversion tapes shall be mutually agreed upon by Bank and Servicer. Bank and Servicer shall each bear its own conversion expenses; provided, however, that Bank shall bear the costs and expenses associated with the conversion onto its processing and servicing system. To facilitate Servicer's preparation for deconversion, Bank shall assign resources with prior conversion experience to the conversion team and supply Servicer as soon as practicable with a prioritized list of materials that will be

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required to effect a seamless conversion including, but not limited to, any cardholder or applicant communications.

2.07 Ownership of Accounts; Changes to Terms. Subject to the terms of the Credit Card Program Agreement, all Cardholder transactions and borrowings during the term of this Agreement in connection with the Accounts shall create a relationship of debtor and creditor between each Cardholder and Bank, respectively; and Bank shall be the owner and holder of all Accounts and the outstanding balances owed thereunder and shall have all obligations with respect thereto as such owner and holder. Subject to the terms of the Credit Card Program Agreement, Servicer acknowledges and agrees that after the Closing Date it has (i) no right, title or interest in or to any Accounts, outstanding balances on Accounts or payments made by Cardholders with respect to the Accounts, and (ii) no right, privilege or power to establish or modify any terms or conditions of the Cardholder Agreements or other instruments relating to the Accounts, including, without limitation, the periodic finance charge or any fee applicable to the Accounts (other than as provided in this Agreement, in the Credit Card Program Agreement or on an individual account basis in accordance with past practice and the Servicer's Policies and Procedures). Servicer shall allow Bank to insert a change of ownership and terms forms, at Bank's expense (other than ordinary postage costs incurred in mailing statements), in statements to the Cardholders mailed after the Closing Date and shall mail a change of ownership and terms forms, at Bank's expense, to zero balance Cardholders after the Closing Date. Unless otherwise agreed to by the Parties, Bank agrees that no change of terms, except as required by law, shall become effective before the Conversion Date. In any case, Bank will cooperate with Servicer to ensure that any communication with Cardholders regarding a change in terms or ownership is executed in a manner that minimizes confusion to both Cardholders and Servicer's employees. Bank shall be responsible for providing Services with any change of terms notices.

2.08 Insurance Assumption. Bank shall take all actions necessary or advisable to transfer from Servicer to Bank and assume all obligations in connection with any credit insurance coverage available to Cardholders prior to the Conversion Date such that such insurance coverage will be available to Cardholders subsequent to the Conversion Date.

2.09 Account Documentation. The parties acknowledge that the Purchase Agreement shall govern the parties' responsibilities with respect to delivery of Account Documentation.

2.10 Compliance With Laws.

(a) By Servicer. From the Closing Date until the Conversion Date, Servicer shall comply in all material respects with all federal and state laws and regulations applicable to Servicer give notice to Services of any applicable change in law or regulations and shall provide Servicer, at

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      Bank's expense, with training in respect of compliance with such laws and regulations.

(b) By Bank. Bank shall comply in all material respects with all applicable federal and state laws and regulations. Bank shall also notify Servicer of any changes in applicable laws and regulations, which impact the provision of the Services and shall provide Servicer, at Bank's expense, with training in respect of compliance with such laws and regulations.

2.11 Negative Covenants.

(a) Legal Action. Servicer shall not initiate any legal action with respect to any Account without Bank's prior written consent, including, without limitation, any repossessions or bankruptcy contests.

(b) Other Actions. Except as may be required by law, and except as permitted by this Agreement or the Credit Card Program Agreement, Servicer shall not intentionally take any action or fail to take any action under this Agreement with respect to the Accounts which, in the reasonable judgment of Servicer, will impair any material rights of Bank, and Servicer shall not intentionally amend, terminate, or otherwise modify or prejudice any of Bank's rights with respect to any terms or conditions of any Cardholder Agreement, in each case, other than on an individual Account basis in accordance with the Servicer's Policies and Procedures.

(c) Change in Servicer's Policies and Procedures. Prior to the Conversion Date, Servicer shall not make any material change in the Servicer's Policies and Procedures that would have an adverse effect on the Accounts, except as may be required by this Agreement or law. Servicer shall provide Bank with written notice prior to making any material change to the Servicer's Policies and Procedures.

2.12 Affirmative Covenants. Servicer shall continue to use throughout the term of this Agreement the contingency procedures used by Servicer as of the Closing, including contingency procedures for data processing, telecommunications, payment processing and off-site maintenance and retention of Accounts and Account Documentation.

                  ARTICLE III -- FEES, PAYMENTS AND SETTLEMENT

3.01 Servicing Fees.

(a) Compensation for Services. Bank shall pay Servicer a monthly fee ("Servicing Fee") of 0.375% (4.50% annualized) of the aggregate Cardholder Indebtedness at the end of any given Month for servicing the upcoming full Month. If the Conversion Date occurs prior to the end of a Month, Servicer shall return to Bank within 10 days of the Conversion

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      Date, a prorata refund of the previously paid monthly Servicing Fee from the Conversion Date until the end of the Month.

(b) Payment Terms. Servicer shall provide an invoice with supporting documentation to Bank on or before the tenth day of each Month with respect to amounts due under Section 3.01(a) for the immediately preceding Month. Bank shall pay Servicer, within ten (10) days after receipt of the invoice (such invoice to be e-mailed to Bank), all amounts set forth in such invoice. All payments under this Agreement shall be made by wire transfer of immediately available funds to the bank accounts designated by the respective Parties.

(c) Payment Obligations. Notwithstanding anything to the contrary contained herein, neither Party shall refuse to make any payment required of it under this Agreement as a result of a breach or alleged breach by the other Party of any of its obligations under this Agreement or any other agreement; provided, however, any payment hereunder shall not constitute a waiver by such Party of any rights it may have under this Agreement, the Purchase Agreement, the Credit Card Program Agreement or law.

3.02 Settlement. Bank and Servicer each shall designate a bank account into which settlement funds due from the other Party to this Agreement shall be wired. From the Closing Date until the Conversion Date, Servicer shall provide Bank with a Daily Settlement Sheet in accordance with Section 2.03. Bank or Servicer, as the case may be, shall pay the net amount due on the Daily Settlement Sheet each day by wire transfer to the designated settlement account by initiating such wire transfer by 3:00 p.m., Eastern time on the same day on which the Daily Settlement Sheet is provided, provided that in the case of Bank, the Daily Settlement Sheet shall be received by 11:00 a.m. Eastern Time on that day. If the Daily Settlement Sheet is not received by Bank by 11:00 a.m. Eastern Time, the net amount due Servicer on such Daily Settlement Sheet shall be wired by 3:00 p.m. Eastern Time on the following Business Day. In addition to any other rights and remedies available to a Party under this Agreement, in the event Servicer or Bank fails to make any such settlement payment by the time required herein, and such delay results in the receiving Party being unable to invest such funds overnight, the amount due from Servicer or Bank, as the case may be, for such day's settlement shall be accompanied by interest on such amount, calculated on the basis of an interest rate equal to the Federal Funds Rate plus two percent, divided by three hundred and sixty five (365) for each day such amount is overdue.

3.03 Payments. All payments on Accounts that are received by Servicer in connection with its obligations under this Agreement will be processed and credited within one (1) Business Day and in accordance with Regulation Z; provided, however, that, as permitted by Regulation Z, Servicer may process and credit within five (5) days after receipt any payment that does not conform to the

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payment requirements disclosed on the Account periodic statement. All payments received by Servicer shall be credited to Account Debtors' Accounts as of the date of receipt. Servicer agrees that all payments received by Servicer will be deemed to be held in trust for Bank until settled in accordance with Section
3.02. Bank shall have the right at Bank's sole cost to conduct on-site audit of the payment processing process during normal business hours; provided, however, that prior written notice of the audit is provided to Servicer and such audit does not unreasonably interfere with Servicer's normal operations.

3.04 Funds Received by Servicer After Conversion Date. Following the Conversion Date, Servicer shall use commercially reasonable efforts to forward, or cause to be forwarded to Bank within three (3) Business Days after receipt by Servicer, all funds received by or credited to Servicer under the Account Portfolio Assets and, within ten (10) Business Days after receipt by Servicer, all correspondence from Cardholders received with respect to the Account Portfolio Assets. Servicer shall provide to Bank, via facsimile, a daily settlement sheet which shall contain a summary of such funds received and forwarded. In the event that Bank receives funds or correspondence relating to any account not included in the Account Portfolio Assets, Bank shall use commercially reasonable efforts to, within three (3) Business Days after receipt, forward, or cause to be forwarded, to Servicer all such funds and, within ten (10) Business Days after receipt, all such correspondence. All such funds and correspondence shall be sent by Servicer or Bank, as applicable, by overnight mail or courier service (in each case, at Bank's expense). The obligation to transmit funds shall continue for a period of one year following the Conversion Date. Effective on the Conversion Date, Servicer hereby appoints and empowers Bank as its true and lawful attorney-in-fact solely to endorse any check or instrument made payable to Servicer and submitted as payment on any outstanding balance of any Account and Bank hereby appoints and empowers Servicer as its true and lawful attorney-in-fact solely to endorse any check or instrument made payable to Bank and submitted as payment on any outstanding balance of any Account.

                      ARTICLE IV -- TERMINATION OF SERVICES

4.01 Termination of Services.

(a) Early Termination of Services. Either Party to this Agreement may terminate the Services reserving all other remedies and rights hereunder in whole or in part as follows:

            Event of Default. Upon the occurrence of an Event of Default caused by a Party, the other Party may terminate this Agreement by giving to the defaulting Party no less than ten (10) Business Days' prior written notice of its intent to terminate. Such written notice shall describe in detail the Event of Default. For purposes of this Agreement, an "Event of Default" hereunder shall occur in the event a Party fails to make a payment in accordance with Article III

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            (other than pursuant to a bona fide dispute over the amount which is payable) or materially defaults in the performance of any of its other duties or obligations under this Agreement. If the defaulting Party makes the payment required in accordance with Article III within ten (10) Business Days from the date of receipt of written notice from the other Party, or, in all other cases, corrects the condition which resulted in the Event of Default within twenty (20) Business Days from the date of notice from the other Party, the Services shall not terminate.

(b) Effect of Termination of Services. The termination of this Agreement shall not terminate, affect, or impair any rights, obligations, or liabilities of either Party hereto which may accrue prior to such termination or which, under the terms of this Agreement, continue after the termination of this Agreement.

                   ARTICLE V -- REPRESENTATIONS AND WARRANTIES

5.01 Representations and Warranties of Servicer. Servicer represents and warrants to Bank as follows:

(a) Organization. Servicer is a corporation validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

(b) Capacity; Authority; Validity. Servicer has all necessary corporate power and authority to enter into this Agreement and to perform all of the obligations to be performed by it under this Agreement. This Agreement and the performance by Servicer of its obligations hereunder have been duly and validly authorized by all necessary corporate action of Servicer, and this Agreement has been duly executed and delivered by Servicer and, assuming the due authorization, execution and delivery hereof by Bank, constitutes the valid and binding obligation of Servicer, enforceable against Servicer in accordance with its terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws relating to or affecting creditors' rights generally and by general equity principles.)

(c) Conflicts; Defaults. Neither the execution and delivery of this Agreement by Servicer nor the performance by Servicer of its obligations hereunder will (i) conflict with, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any material contract, instrument or commitment to which Servicer is a party or by which it is bound, (ii) violate the articles of incorporation or by-laws of Servicer, (iii) result in the creation of any lien, charge or encumbrance upon any of the Account Portfolio Assets, or
      (iv) require any consent or approval under any judgment, order, writ, decree,

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      permit or license, to which Servicer is a party or bound, or to which any of the Account Portfolio Assets are subject.

(d) Consents. Except as contemplated by the Purchase Agreement, no consent, authorization or approval of, or exemption by, or filing with, any governmental authority or regulatory agency or any other person is required to be obtained by Servicer in connection with the execution and delivery by Servicer of this Agreement or Servicer's performance of its obligations hereunder.

(e) Compliance with Laws. Except to the extent that Servicer's performance hereunder requires application of Bank's policies and procedures, Servicer's execution and delivery of this Agreement and Servicer's performance hereunder will comply in all material respects with federal and state laws and regulations.

5.02 Representations and Warranties of Bank. Bank represents and warrants to Servicer as follows:

(a) Organization. HSBC Bank Nevada, N.A. is a national banking association, validly existing and in good standing under the laws of the United States of America.

(b) Capacity; Authority; Validity. Bank has all necessary corporate power and authority to enter into this Agreement and to perform all of the obligations to be performed by it under this Agreement. This Agreement and the performance by Bank of its obligations hereunder have been duly and validly authorized by all necessary corporate action of Bank, and this Agreement has been duly executed and delivered by Bank and, assuming the due authorization, execution and delivery hereof by Servicer, constitutes the valid and binding obligation of Bank, enforceable against Bank in accordance with its terms (except as such enforcement may be limited to bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, the rights and obligations of receivers and conservators of insured depository institutions under 12 U.S.C. Sections 1821(d) and
      (e) and other laws relating to or affecting creditors' rights generally and by general equity principles.)

(c) Conflicts; Defaults; Etc. Neither the execution and delivery of this Agreement by Bank nor the performance by Bank of its obligations hereunder will: (i) conflict with, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any material contract, instrument or commitment to which Bank is a party or by which it is bound, (ii) violate the articles of incorporation or by-laws, or any other equivalent organizational document, of Bank, (iii) result in the creation of any lien, charge or encumbrance

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      upon any of the Account Portfolio Assets, or (iv) require any consent or approval under any judgment, order, writ, decree, permit or license, to which Bank is a party or bound, or to which any of the Account Portfolio Assets are subject.

(d) Consents. Except as contemplated by the Purchase Agreement, no consent, authorization or approval of, or exemption by, or filing with, any governmental authority or regulatory agency or any other person is required to be obtained by Bank in connection with the execution and delivery by Bank of this Agreement or Bank's performance of its obligations hereunder.

(e) Compliance with Laws. Bank's execution and delivery of this Agreement and Bank's performance hereunder will comply in all material respects with applicable federal and state laws and regulations.

             ARTICLE VI - - CONFIDENTIALITY AND INFORMATION SECURITY

6.01 Confidential Information. Except as specifically provided herein, the provisions with respect to Confidential Information shall be the same as the provisions set forth in Section 6.5 of the Purchase Agreement, which provisions shall be incorporated herein by reference in their entirety including the survival provisions therein.

6.02 Information Security. Bank and Servicer represent and warrant that they have developed and implemented and will maintain effective information security policies and procedures that include administrative, technical and physical safeguards designed to 1) ensure the security and confidentiality of Confidential Information provided to the other hereunder, 2) protect against anticipated threats or hazards to the security or integrity of such Confidential Information, and 3) protect against unauthorized access or use of such Confidential Information. All Bank and Servicer personnel handling such Confidential Information have been appropriately trained in the implementation of the Party's information security policies and procedures. The Parties regularly audit and review their information security policies and procedures to ensure their continued effectiveness and determine whether adjustments are necessary in light of circumstances including, without limitation, changes in technology, customer information systems or threats or hazards to Confidential Information.

                         ARTICLE VII -- INDEMNIFICATION

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7.01 Indemnification.

(a) By Servicer. Servicer shall indemnify and hold harmless Bank and its Affiliates and their respective officers, directors and employees, from and against, any and all liability, damages, costs and expenses, including, without limitation, any attorneys' fees, disbursements and court costs ("Losses") incurred by reason of: (i) the inaccuracy of any representation prior to, or the breach of any warranty of Servicer contained in this Agreement occurring earlier than, one (1) year from the Conversion Date; or (ii) the failure to perform any covenant of Servicer hereunder, including the covenant to materially perform any Services in accordance with the terms of this Agreement.

(b) By Bank. Bank shall indemnify and hold harmless Servicer and its Affiliates and their respective officers, directors, employees, subcontractors and permitted assigns, from and against, any and all Losses incurred by reason of: (i) the inaccuracy of any representation or the breach of any warranty of Bank contained in this Agreement; or (ii) the failure to materially perform any covenant of Bank hereunder.

(c) Indemnification Procedures. Except as otherwise expressly provided herein, the procedures to be followed as to notice of claims, selection of counsel, settlement of claims and subrogation with respect to the indemnifications set forth in Sections 7.01(a) and 7.01(b) shall be the same as set forth in the Purchase Agreement in Article 7 thereof.

(d) Survival of Indemnification. The provisions of this Article VII shall survive for a period of three (3) years after the Conversion Date with respect to all claims.

(e) Limitation on Indemnification. In no event shall any Party be indemnified for any special, incidental, punitive or consequential damages incurred by such Party except to the extent that such damages are recovered by a non-party to this Agreement..

                          ARTICLE VIII -- MISCELLANEOUS

8.01 Cooperation. Bank shall furnish or cause to be furnished to Servicer all powers of attorney and other documents necessary or appropriate to enable Servicer to carry out its servicing duties hereunder. Each Party shall provide such reasonable cooperation and assistance to the other Party as may be necessary to enable Servicer to perform the servicing obligations hereunder and to enable Bank to monitor the Accounts and the servicing obligations of Servicer.

8.02 Notices. Except as otherwise provided in this Agreement, all notices permitted or required by this Agreement shall be in writing and shall be deemed to have been duly gien (a) upon personal delivery (whether by messenger, overnight delivery, or otherwise), (b) upon facsimile transmission (receipt of

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which has been orally confirmed by the recipient), or (c) five (5) Business Days after deposit, postage prepaid, in the United States mail, if sent by certified or registered mail, return receipt requested, and addressed:

If to Servicer:

      The Bon Ton Stores, Inc.
      2801 East Market Street
      York, Pennsylvania 17402
      Attention: Treasurer
      Facsimile: 717-751-3087

with a copy to

      Wolf, Block, Schorr and Solis-Cohen LLP
      250 Park Avenue
      New York, New York 10177
      Attention: Herbert Henryson II
      Facsimile: 212-672-1192

If to Bank:

      HSBC Bank Nevada, N.A.
      1111 Town Center Drive
      Las Vegas, NV 89144
      Attn: President
      Facsimile:(702)243-1260

copy to:
      HSBC Retail Services Legal Department
      2700 Sanders Road
      Prospect Heights, IL 60070
      Attn: General Counsel
      Facsimile: (847) 564-6001

or in accordance with such other address information as the party to receive notice may provide in writing to the other party in accordance with the above notice provisions. Any notice given by any other method will be deemed to have been duly given upon receipt thereof.

8.03 Assignment. Except as otherwise provided herein, this Agreement shall not be assigned or transferred by either party; provided, however, that Servicer may delegate all or part of its servicing obligations under this Agreement to any Affiliate or any third party; provided further, that no such delegation shall relieve Servicer of its obligations hereunder.

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8.04 Severability. If any provision or portion thereof of this Agreement is held invalid, illegal, void or unenforceable by reason of any rule of law, administrative or judicial provision, or public policy, such provision shall be ineffective only to the extent invalid, illegal, void, or unenforceable, and the remainder of such provision and all other provisions of this Agreement shall nevertheless remain in full force and effect.

8.05 Entire Agreement; Amendments. This Agreement, together with the Exhibits and Schedules hereto (which are hereby incorporated into and made a part hereof), constitute the entire agreement between the parties relating to the subject matter herein. This Agreement may be amended only by a written document signed by each of the parties. In the course of the planning and coordination of this Agreement, written documents have been exchanged between the Parties. Such written documents shall not be deemed to amend or supplement this Agreement. This Agreement and the rights and obligations created hereunder shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

8.06 Waivers. One Party hereto may, with the prior written consent of the other Party hereto: (a) extend the time for the performance of any of the obligations or other actions of the other Party under this Agreement; (b) waive any inaccuracies in the representations or warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any of the conditions or covenants of the other Party contained in this Agreement; or (d) waive or modify performance of any of the obligations of the other Party under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of one Party, shall be deemed to constitute a waiver by such Party of compliance with any of the representations, warranties, covenants, conditions or agreements contained in this Agreement. The waiver by one Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

8.07 Governing Law; Jurisdiction; Waiver of Trial by Jury. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflict of laws rules. With respect to any action, suit or proceedings relating to this Agreement or arising in connection with the transaction contemplated hereby, the parties irrevocably shall submit to the jurisdiction of the Federal and State courts of Delaware, waive any objection to the laying of venue of any such action, suit or proceeding in any such court, waive any claim that any such action, suit or proceeding has been brought in an inconvenient forum, and waive the right to object that such court does not have jurisdiction over the parties. The parties further irrevocably waive the right to trial by jury in any action, suit or proceeding of any kind or nature in any court to which it may be a party.

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

8.08 Account Documentation. Until the Conversion Date, and for any period required by applicable law, each Party shall maintain books and records, in accordance with standard accounting practices and procedures, of all transactions arising in connection with its obligations pursuant to this Agreement.

8.09 Expenses. Except as otherwise expressly set forth herein, any costs, expenses, or other charges incurred by either of the Parties hereto shall be borne by the party incurring such cost, expense or charge.

8.10 Relationship of the Parties. The Parties hereto agree that in performing their responsibilities pursuant to this Agreement, they are in the position of independent contractors. This Agreement is not intended to create, nor does it create, and shall not be construed to create, a relationship of partner or joint venture or any association for profit between Servicer and Bank. Servicer and Bank acknowledge that this Agreement is being entered into by Servicer as an incident to the Purchase Agreement for a limited transitional period as an accommodation to Bank and that Servicer does not intend to, and shall not be required to act or serve as a fiduciary of Bank, segregate Bank's funds, or satisfy regulatory or statutory requirements applicable to Bank.

8.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

THE BON TON STORES, INC., SERVICER

By: /s/ H. Todd Dissinger
   ________________________________

Title: Vice President and Treasurer
      _____________________________

HSBC BANK NEVADA, N.A., BANK

By: /s/ Asin Majeed
   ________________________________

Title: Executive Vice President
      _____________________________

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